Exhibit 10.1

June 18, 2019

Offer of Employment

Dear Tod:

It is with great enthusiasm that we extend to you this formal offer of employment for the position of CFO & President with Energy Focus, Inc., based out of the Solon office. With your acceptance of this offer we suggest a start date of July 1st, 2019. In this position you would report directly to James Tu, Chairman & CEO of Energy Focus. This offer is contingent upon successful completion of numbered items 8 and 9 below.

Our offer for employment includes:

Base salary - Your starting annualized base salary will be $225,000. We pay on a bi-weekly basis which equates to $8,653.85. All salary payments are paid to the current date and are contingent upon your ongoing active employment status.

1.
Performance Bonus - You will be eligible to earn an annual discretionary bonus. This bonus is based upon the Company's operational and financial performance as well as your individual performance. Payment of the bonus is contingent upon your continued employment with the Company at the time bonus is paid and will be paid in accordance with the Executive Bonus Plan approved by the Board of Directors.

2.	Equity Award - To be determined based on the executive compensation structure to be approved by the Energy Focus Board of Directors in June-July 2019.

3.
Benefits - You are entitled to participate in the standard benefits program, which the company offers to its eligible employees. A summary of the programs which are currently in place is set forth below. The specific terms of each benefit apply.

A.
Medical, Dental, Vision benefits - You and your eligible dependents will be eligible for company medical, dental and vision benefit programs effective with your first day of employment. The company pays full medical, dental, and vision benefits for the HSA plan, there is no payroll deduction towards the cost of these premiums. The company also offers a PPO plan where the employee cost is available to be paid through payroll deduction.

B.
Life Insurance benefits - You will be eligible for $50,000 of group term life insurance at no cost to you effective with your first day of employment. Additional voluntary life insurance is available for you and your dependents at your own cost.

C.	STD/LTD benefits - You will be eligible for both short-term and long-term disability benefits at no cost to you effective with your first day of employment.

D.	Company 401(k) - You will be able to participate in the company's 401(k) program on the first of the month following three months of employment.

E.
Employee Stock Purchase Plan - You will be eligible to participate in the company's stock purchase plan. This plan allows you to purchase the Company's stock at a 15% discount through payroll deduction. Entrance dates are January 1 and July 1 every year.

F.
Vacation/Holidays - In addition to the company's 10 paid holidays, we are pleased to offer you paid time off (PTO} hours that will start accruing on your first day of employment. We offer you three weeks of PTO. You will accrue 120 hours or 15 days of PTO over 12 months. PTO hours accrue every two weeks on your pay date. You will be eligible for a fourth week of PTO at your fifth employment anniversary date.

4.
Expenses - Energy Focus will reimburse you for all company approved business travel and entertainment expenses within the guidelines of the company's Travel and Entertainment Expense Policy. All Travel and Entertainment expenses must be submitted via expense reports including receipts.

5.
New Hire Documentation - As part of the hiring process, you will be required to complete certain Federal, State and company documentation. In compliance with federal law, all persons hired will be required to verify identity and eligibility to work in the United States and to complete the required employment eligibility verification document form upon hire.

6.
Company Handbook/Confidentiality Agreement - Due to the large amount of intellectual property and other company propriety factors as well as company rules and standards, we require you to sign several agreements upon joining the company that confirm your commitment to confidentiality, code of conduct and ethical behavior.

7.	At Will Employment - The employment relationship between you and the Company shall be "at will"; terminable by either party at any time for any or no reason.

8.
Pre-Employment Drug Screen - The offer of employment contained in this letter is contingent upon you successfully completing and passing a pre-employment drug screen. Please be sure to bring with you a valid driver's license when going to your pre-employment drug test. The testing locations and other testing information would be given to you after your acceptance of the employment offer and you will be required to take the test prior to your first day.

9.
Background and Reference Check - The offer of employment contained in this letter is contingent upon the successful completion of your reference check. The offer of employment in this letter is also contingent upon you successfully completing and passing a background check. Prior to or immediately following your start date a background screening will be completed. A release statement would be provided to you for completion and submission to me in order to facilitate the screen.

Tod, we believe that this is an excellent career opportunity and we look forward to having you join the team at Energy Focus. If you have any questions, please do not hesitate to call me at (571) 246-3957. Please note that this offer is set to expire on June 19th, 5PM EDT.

Best regards,

/s/ James Tu

James Tu Chairman & CEO Energy Focus, Inc

Accepted by Tod Nestor: (please Sign and Date below)

/s/ Tod Nestor_____6/18/19_____________________